DENNY’S SUCCESSFULLY COMPLETES REFINANCING OF ITS EXISTING CREDIT FACILITY AND RELAUNCHES ITS SHARE REPURCHASE PROGRAM

SPARTANBURG, S.C., August 26, 2021 - Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today announced that it has refinanced its amended and restated $350 million revolving credit facility to a new five-year $400 million revolving credit facility.

Borrowings under the new credit facility will bear a tiered interest rate, which is based on the Company’s consolidated leverage ratio. Based on a current outstanding balance of $170 million, the interest rate is initially set at LIBOR plus 225 basis points, representing a 75 basis point reduction in the Company’s credit spread at the current consolidated leverage ratio.

With the enhanced flexibility provided by the new credit facility, the Company will relaunch its multi-year share repurchase program with approximately $248 million remaining in authorized share repurchases. Under this authorization, the Company may purchase its Common Stock from time to time in the open market or in privately negotiated transactions. The amount and timing of any repurchases will depend on a number of factors, including the price and availability of the Company’s shares, trading volumes, and general market conditions.

Robert Verostek, Executive Vice President and Chief Financial Officer, stated, “This refinancing is a testament to the dedication and hard work of our teams and the ongoing confidence the financial community has in this iconic brand. In addition to expanding our current borrowing capacity and improving our current credit spread, this new facility provides Denny’s with long-term financial flexibility to continue returning capital to our shareholders, while also enhancing our ability to make appropriate investments in the brand.”

The Company has allocated approximately $554 million to repurchase approximately 54 million shares since late 2010.

Wells Fargo Securities, LLC, Truist Securities, Inc., Bank of the West, and Regions Capital Markets, a division of Regions Bank served as the Joint Lead Arrangers and Joint Bookrunners for the new credit facility with Wells Fargo Bank, N.A., serving as Administrative Agent and L/C Issuer, and Cadence Bank, N.A. and Fifth Third Bank, National Association serving as Co-Documentation Agents.

About Denny’s Corporation

Denny's Corporation is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. As of June 30, 2021, Denny’s had 1,645 franchised, licensed, and company restaurants around the world including 149 restaurants in Canada, Puerto Rico, Mexico, the Philippines, New Zealand, Honduras, the United Arab Emirates, Costa Rica, Guam, Guatemala, El Salvador, Indonesia, and the United Kingdom. For further information on Denny's, including news releases, links to SEC filings, and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

Cautionary Language Regarding Forward-Looking Statements

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release. In addition, certain matters discussed in this release may constitute forward-looking statements. These forward-looking statements, which reflect management's best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries, and underlying restaurants to be materially different from the performance indicated or implied by such statements. Words such as “expect”, “anticipate”, “believe”, “intend”, “plan”, “hope”, "will", and variations of such words and similar expressions are intended to identify such forward-looking statements. Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others: the rapidly evolving COVID-19 pandemic and related containment measures, including the potential for further operational disruption from government mandates affecting restaurants; economic, public health, social and political conditions that impact consumer confidence and spending with respect to social unrest and the COVID-19 pandemic; competitive pressures from within the restaurant industry; the level of success of the Company’s operating initiatives and advertising and promotional efforts; adverse publicity; health concerns arising from food-related pandemics, outbreaks of flu viruses or other diseases; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy (including with regard to energy costs), particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 30, 2020 (and in the Company’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K).

Investor Contact:
Curt Nichols
877-784-7167

Media Contact:
Hadas Streit, Allison+Partners
646-428-0629